                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1.   Name and Address of Reporting Person/Entity

   Walton                       William V. ("Bill")
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   (Last)                           (First)             (Middle)

                       Suite 230, 5925 12th Street S.E.
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                                    (Street)

   Calgary                          Alberta             T2H 2M3
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   (City)                           (State)              (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

   GiveMePower Corp. (Nasdaq: GMPW)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

   n/a
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4.   Statement for Month/Year

   January 2003
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [X]  Other (specify below)

   Bill Walton is the trustee of the W.V. Walton Family Trust, and is making transfers from that trust in accordance with a verbal trust agreement.
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
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                       Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                                                                               6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A)         Amount of     ship
                                                    3.           or Disposed of (D)              Securities    Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct    Nature of
                                      2.            Code         ------------------------------  Owned at End  (D) or    Indirect
1.                                    Transaction   (Instr. 8)                 (A)               of Month      Indirect  Beneficial
Title of Security                     Date          ------------   Amount      or     Price      (Instr. 3     (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code   V                  (D)               and 4)        (Instr.4) (Instr. 4)
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Common Stock,                          1-20-03       J            2,420,000     D      $0.000     2,624,225*    I
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   *  The total shares previously reported on Form 5 for Bill Walton were 5,044,225 shares, which shares were immediately placed in the W. V. Walton Family Trust.  After transfers to non-affiliates, this balance represents all shares held directly and indirectly by Bill Walton.

                                        (Over)
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                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     -------  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    Code  V   (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

                                                             By:   /s/ William V. Walton               February 3, 2003
                                                                 ----------------------------------    ----------------
                                                                   William V. ("Bill") Walton                Date

__________________________
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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